QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.4

CONSENT OF HOVDE FINANCIAL LLC

        We hereby consent to the inclusion in Amendment No. One to the Registration Statement on Form S-4 of MB Financial, Inc. of our opinion with the respect to the merger between First SecurityFed Financial, Inc. and MB Financial, Inc., and to the reference to our firm in the Registration Statement. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ HOVDE FINANCIAL LLC

April 14, 2004

QuickLinks

CONSENT OF HOVDE FINANCIAL LLC